MULTI-BOARD RESIDENTIAL REAL ESTATE CONTRACT 8.0

1. THE PARTIES: Buyer and Seller are hereinafter referred to as the "Parties."

Buyer Name(s) *[PLEASE PRINT]* ARK7 Properties LLC - Series #LCYPL

Seller Name(s) *[PLEASE PRINT]* Erik and Monica Anderson

If Dual Agency applies, check here ☐ and complete Optional Paragraph 30.

2. THE REAL ESTATE: Real Estate is defined as the property, all improvements, the fixtures and Personal Property included therein. Seller agrees to convey to Buyer or to Buyer's designated grantee the Real Estate with approximate lot size or acreage of ______________________ commonly known as:

20 N. State Street, Unit 508, Chicago, IL 60602

Address Unit # *[IF APPLICABLE]* City State Zip County

Permanent Index Number(s): 17-09-463-008-1032

■ Single Family Attached ☐ Single Family Detached ☐ Multi-Unit

If Designated Parking is Included: # of space(s) ______; identified as space(s) # ______; location ______________ *[CHECK TYPE]* ☐ deeded space, PIN: ______________________ ☐ limited common element ☐ assigned space.

If Designated Storage is Included: # of space(s) 91; identified as space(s) # ______; location ______________ *[CHECK TYPE]* ☐ deeded space, PIN: ______________________ ☐ limited common element ☐ assigned space.

3. PURCHASE PRICE AND PAYMENT: The Purchase Price is $ 239,000.00. After the payment of Earnest Money as provided below, the balance of the Purchase Price, as adjusted by prorations, shall be paid at Closing in "Good Funds" as defined by law.

a) CREDIT AT CLOSING: Provided Buyer's lender permits such credit to show on the final settlement statement or lender's closing disclosure, **and if not, such lesser amount as the lender permits**, Seller agrees to credit $ ______________ to Buyer at Closing to be applied to prepaid expenses, closing costs or both.

b) EARNEST MONEY: Earnest Money of $ 5,000.00 shall be tendered to Escrowee on or before 3 Business Days after Date of Acceptance. Additional Earnest Money, if any, of $ n/a shall be tendered by n/a, 20 ______. Earnest Money shall be held in trust for the mutual benefit of the Parties by *[CHECK ONE]*: ☐ Seller's Brokerage; ☐ Buyer's Brokerage; ■ As otherwise agreed by the Parties, as "Escrowee." **In the event the Contract is declared null and void or is terminated, Earnest Money shall be disbursed pursuant to Paragraph 27.**

c) BALANCE DUE AT CLOSING: The Balance Due at Closing shall be the Purchase Price, plus or minus prorations, less Earnest Money paid, less any credits at Closing.

If Home Warranty applies, check here ☐ and complete Optional Paragraph 33.

4. SELLER CONTRIBUTION TO BUYER BROKERAGE COMPENSATION: *[INITIAL ONLY ONE OF THE FOLLOWING SUBPARAGRAPHS a OR b]*

[INITIALS] ____ ____ ____ ____ a) Seller agrees to pay to Buyer's Brokerage *[CHOOSE ONLY ONE]*: ☐ ________% of Purchase Price; or ☐ $ ______________ on Buyer's behalf to be applied to Buyer's Brokerage compensation.

[INITIALS] ____ ____ ____ ____ b) Seller will not pay Buyer's Brokerage compensation.

5. CLOSING: Closing shall be on May 27 (or sooner), 2026 or at such time as mutually agreed by the Parties in writing. Closing shall take place at the escrow office of the title insurance company, its underwriter, or its issuing agent that will issue the Owner's Policy of Title Insurance, whichever is situated nearest the Real Estate.

6. POSSESSION: Unless otherwise provided in Optional Paragraph 35, Seller shall deliver possession to Buyer at Closing. Possession shall be deemed to have been delivered when Seller and all occupants (if any) have vacated the Real Estate and delivered keys to the Real Estate to Buyer or to the office of the Seller's Brokerage.

7. FIXTURES AND PERSONAL PROPERTY AT NO ADDED VALUE: All of the fixtures and included Personal Property are owned by Seller and to Seller's knowledge are in operating condition on Date of Acceptance, unless otherwise

stated herein. Seller agrees to transfer to Buyer all fixtures, all heating, electrical, plumbing, and well systems together with the following items as they exist at time of presentation of offer at no added value by Bill of Sale at Closing *[CHECK OR ENUMERATE APPLICABLE ITEMS]*:

X Refrigerator(s)	__ Electronic / Media Air Filter(s)	__ All Window Treatments & Hardware	__ Above Ground Pool
__ Wine/Beverage Refrigerator	__ Sump Pump(s)	__ Built-in / Attached Shelving	__ Pool Equipment
__ Freezer(s)	__ Sump Pump Battery Backup	__ Wall Mounted Brackets (AV/TV) including hardware	__ Sprinkler System
X Oven / Range / Stove	__ Reverse Osmosis System		__ Invisible Fence, Collar & Remote
X Dishwasher	__ Backup Generator System	__ Ceiling Fan(s)	
__ Trash Compactor	__ Water Softener (unless rented)	__ All Tacked Down Carpeting	__ Interior Security System
X Microwave	__ Propane Tank(s) (unless rented)	__ Storms and Screens	__ Satellite Dish & Equipment
__ Garbage Disposal	X Smoke Detectors	__ Fireplace Screens / Doors / Grates	__ Smart Thermostat
X Washer(s)	__ Carbon Monoxide Detectors	__ Fireplace Gas Log(s)	__ Video Doorbell
X Dryer(s)	__ Garage Door Opener(s) with All Transmitters	__ Outdoor Shed	__ Surround Sound System
__ Water Heater		__ Outdoor Playset(s)	__ Home Theater / Projector
X Central Air Conditioning	__ Intercom System	__ Planted Vegetation	__ Surveillance System(s)
__ Window Air Conditioner(s)	__ Security System (unless rented)	__ Hardscape	__ Electric Vehicle Charging System
__ Central Humidifier	X Light Fixtures (as they exist)	__ Attached Gas Grill	

If Alternative Energy (solar panels) apply, check here ❑ and complete Optional Paragraph 34.

Other Items Included at No Added Value: ____

____

Items Not Included: ____

Seller warrants to Buyer that all fixtures, systems and Personal Property included in this Contract shall be in operating condition at Possession except: ____________________________. A system or item shall be deemed to be in operating condition if it performs the function for which it is intended, regardless of age, and does not constitute a threat to health or safety.

8. FINANCING: *[INITIAL ONLY ONE OF THE FOLLOWING SUBPARAGRAPHS a, b, OR c]*

____ ____ ____ ____ **a) FINANCING CONTINGENCY:** Not later than **forty-five (45) days after Date of Acceptance or five (5) Business Days prior to the date of Closing**, whichever is earlier, ("Financing Contingency Date") Buyer shall provide written evidence from Buyer's licensed lending institution confirming that Buyer has received financing approval subject only to "at close" conditions, matters of title, survey, and matters within Buyer's control for financing as follows: *[CHECK ONE]* ❑ fixed; ❑ adjustable; *[CHECK ONE]* ❑ conventional; ❑ FHA; ❑ VA; ❑ USDA; ❑ other ____________________ loan for ______% of the Purchase Price, plus private mortgage insurance (PMI), if required, with an interest rate (initial rate if an adjustable rate mortgage used) not to exceed ______% per annum, amortized over not less than _______ years. Buyer shall pay discount points not to exceed ______% of the loan amount. Buyer shall pay origination fee(s), closing costs charged by lender, and title company escrow closing fees. *[CHECK IF APPLICABLE]* ❑ Buyer financing shall be contingent upon Buyer obtaining secondary financing or grants as follows: ____________________________

If Buyer, having applied for the financing specified above, has received a written rejection of the financing application, and serves notice as provided in Paragraph 28 (hereinafter referred to as "Notice") of same to Seller not later than the Financing Contingency Date or by any extended financing contingency date agreed to by the Parties, this Contract shall be null and void.

If Buyer has not received a written rejection of the financing application, but, not later than the Financing Contingency Date or any extended financing contingency date agreed to by the Parties, has provided to Seller Notice that Buyer has not yet received such written evidence of financing approval, this Contract shall be voidable at the election of either Party by giving Notice to terminate this Contract to the other Party. If prior to the Seller serving such Notice to terminate, Buyer provides written evidence of such financing approval, this Contract shall remain in full force and effect.

Upon the expiration of ten (10) Business Days after Date of Acceptance, if Buyer has failed to make a financing

application and paid all fees and taken all actions required for such application to proceed and the appraisal to be performed, Seller shall have the option to declare this Contract terminated by giving Notice to Buyer not later than five (5) Business Days thereafter or any extension thereof agreed to by the Parties in writing.

A Party causing delay in the financing approval process shall not have the right to terminate under this subparagraph. In the event neither Party elects to declare this Contract terminated as specified above, or as otherwise agreed, then this Contract shall continue in full force and effect without any financing contingencies. Unless otherwise provided in Paragraph 31, this Contract is not contingent upon the sale and/or closing of Buyer's existing real estate. Buyer shall be deemed to have satisfied the financing conditions of this subparagraph if Buyer obtains financing approval in accordance with the terms of this subparagraph even though the financing is conditioned on the sale and/or closing of Buyer's existing real estate.

If Buyer is seeking FHA, VA, or USDA financing, **required amendments and disclosures shall be attached to this Contract.** If VA, the Funding Fee, or if FHA, the Mortgage Insurance Premium (MIP), shall be paid by Buyer.

LY 05/12/26 EQ 05/13/26 MQ 05/13/26 **b) CASH TRANSACTION WITH NO FINANCING:** *[ALL CASH]* If this selection is made, Buyer will pay at Closing, in the form of "Good Funds," the Balance Due at Closing. Buyer represents to Seller, as of the Date of Offer, that Buyer has sufficient funds available to satisfy the provisions of this subparagraph. Buyer agrees to verify the above representation upon the reasonable request of Seller and to authorize the disclosure of such financial information to Seller, Seller's attorney or Seller's Designated Agent that may be reasonably necessary to prove the availability of sufficient funds to close. The Parties shall share the title company escrow closing fee equally. **Unless otherwise provided in Paragraph 31, this Contract shall not be contingent upon the sale and/or closing of Buyer's existing real estate.**

____ ____ ____ ____ **c) CASH TRANSACTION, FINANCING ALLOWED:** If this selection is made, Buyer will pay at closing, in the form of "Good Funds," the Balance Due at Closing. Buyer represents to Seller, as of the Date of Offer, that Buyer has sufficient funds available to satisfy the provisions of this subparagraph. Buyer agrees to verify the above representation upon the reasonable request of Seller and to authorize the disclosure of such financial information to Seller, Seller's attorney or Seller's Designated Agent that may be reasonably necessary to prove the availability of sufficient funds to close. Notwithstanding such representation, Seller agrees to reasonably and promptly cooperate with Buyer so that Buyer may apply for and obtain a mortgage loan or loans including but not limited to providing access to the Real Estate to satisfy Buyer's obligations to pay the Balance Due at Closing. Such cooperation shall include the performance in a timely manner of all of Seller's pre-closing obligations under this Contract. **This Contract shall NOT be contingent upon Buyer obtaining financing.** Buyer shall pay the title company escrow closing fee if Buyer obtains a mortgage; provided however, if Buyer elects to close without a mortgage loan, the Parties shall share the title company escrow closing fee equally. **Unless otherwise provided in Paragraph 31, this Contract shall not be contingent upon the sale and/or closing of Buyer's existing real estate.**

9. HOMEOWNER INSURANCE: This Contract is contingent upon Buyer obtaining evidence of insurability for an Insurance Service Organization HO-3 or equivalent policy at standard premium rates within ten (10) Business Days after Date of Acceptance. **If Buyer is unable to obtain evidence of insurability and serves Notice with proof of same to Seller within the time specified, this Contract shall be null and void. If Notice is not served within the time specified, Buyer shall be deemed to have waived this contingency and this Contract shall remain in full force and effect.**

10. FLOOD INSURANCE: Buyer shall have the option to declare this Contract null and void if the Real Estate is located in a special flood hazard area. **If Notice of the option to declare contract null and void is not given to Seller within ten (10) Business Days after Date of Acceptance or by the Financing Contingency Date, whichever is later, Buyer shall be deemed to have waived such option and this Contract shall remain in full force and effect.** Nothing herein shall be deemed to affect any rights afforded by the Residential Real Property Disclosure Act.

11. STATUTORY DISCLOSURES: If applicable, prior to signing this Contract, Buyer:

[CHECK ONE] ☐ has ☐ has not received a completed Illinois Residential Real Property Disclosure;

[CHECK ONE] ☐ has ☐ has not received the EPA Pamphlet, "Protect Your Family From Lead In Your Home;"

[CHECK ONE] ☐ has ☐ has not received a Lead-Based Paint Disclosure;
[CHECK ONE] ☐ has ☐ has not received the IEMA, "Radon Testing Guidelines for Real Estate Transactions;"
[CHECK ONE] ☐ has ☐ has not received the Disclosure of Information on Radon Hazards.

12. PRORATIONS: The requirements contained in this paragraph shall survive the Closing. Proratable items shall be prorated to and including the Date of Closing and shall include without limitation, general real estate taxes; rents and deposits (if any) from tenants; Special Service Area or Special Assessment Area tax for the year of Closing only; utilities, water and sewer, pre-purchased fuel; and Homeowner or Condominium Association fees (and Master/Umbrella Association fees, if applicable). Accumulated reserves of a Homeowner/Condominium Association(s) are not a proratable item.

a) The general real estate taxes shall be prorated to and including the date of Closing based on 100 % of the most recent ascertainable full year tax bill. All general real estate tax prorations shall be final as of Closing, except as provided in subparagraph b) below or as otherwise agreed by the Parties in writing. If the amount of the most recent ascertainable full year tax bill reflects a homeowner, senior citizen, disabled veteran or other exemption, a senior freeze or senior deferral, then Seller has submitted or will submit in a timely manner all necessary documentation to the appropriate governmental entity, before or after Closing, to preserve said exemption(s). **The proration shall not include exemptions to which the Seller is not lawfully entitled.**

b) In the event the Real Estate is improved, but has not been previously taxed for the entire year as currently improved, the sum of three percent (3%) of the Purchase Price shall be deposited in escrow with the title company with the cost of the escrow to be divided equally by Buyer and Seller and paid at Closing. When the exact amount of the taxes to be prorated under this Contract can be ascertained, the taxes shall be prorated by Seller's attorney at the request of either Party and Seller's share of such tax liability after proration shall be paid to Buyer from the escrow funds and the balance, if any, shall be paid to Seller. If Seller's obligation after such proration exceeds the amount of the escrow funds, Seller agrees to pay such excess promptly upon demand.

c) Seller represents, if applicable, that as of Date of Acceptance Homeowner/Condominium Association(s) fees are $ 638.89 per month (and, if applicable, Master/Umbrella Association fees are $ ________ per ________). Seller agrees to pay prior to or at Closing the remaining balance of any special assessments by the Association(s) confirmed prior to Date of Acceptance.

d) Special Assessment Area or Special Service Area installments due after the year of Closing shall not be proratable items and shall be paid by Buyer, unless otherwise provided by ordinance or statute.

13. ATTORNEY REVIEW: Within five (5) Business Days after Date of Acceptance, the attorneys for the respective Parties, by Notice, may:

a) Approve this Contract; or

b) Disapprove this Contract, which disapproval shall not be based solely upon the Purchase Price; or

c) Propose modifications to this Contract, except for the Purchase Price, which proposal shall be conclusively deemed a counteroffer notwithstanding any language contained in any such proposal purporting to state the proposal is not a counteroffer. If after expiration of ten (10) Business Days after Date of Acceptance written agreement has not been reached by the Parties with respect to resolution of all proposed modifications, either Party may terminate this Contract by serving Notice, whereupon this Contract shall be immediately deemed terminated; or

d) Offer proposals specifically referring to this subparagraph d) which shall not be considered a counteroffer. Any proposal not specifically referencing this subparagraph d) shall be deemed made pursuant to subparagraph c) as a modification. If proposals made with specific reference to this subparagraph d) are not agreed upon, **neither** Buyer nor Seller may declare this Contract null and void, and this Contract shall remain in full force and effect.

If Notice of disapproval or proposed modifications is not served within the time specified herein, the provisions of this paragraph shall be deemed waived by the Parties and this Contract shall remain in full force and effect.

If Notice of termination is given, said termination shall be absolute and the Contract rendered null and void upon the giving of Notice, notwithstanding any language proffered by any Party purporting to permit unilateral reinstatement by withdrawal of any proposal(s).

14. AS-IS CONDITION – NO REPRESENTATIONS OR WARRANTIES OF THE PHYSICAL CONDITION OF THE REAL ESTATE: *[INITIAL IF APPLICABLE]*

____ ____ ____ ____ This Contract is for the sale and purchase of the Real Estate in its **"AS IS"** condition as of the Date of Offer. Buyer acknowledges that no representations, warranties or guarantees with respect to the condition of the Real Estate have been made by Seller or Seller's Designated Agent other than those known defects, if any, disclosed by Seller, except for those representations made in Paragraph 24. Buyer acknowledges that the warranty provisions of Paragraph 7 as set forth on lines 65-66 do not apply to this Contract. Buyer waives any inspection unless Paragraph 15 b) or c) is initialed.

15. INSPECTIONS: *[INITIAL ONLY ONE OF THE FOLLOWING SUBPARAGRAPHS a, b, OR c]*
IF NO SUBPARAGRAPH IS INITIALED UNDER THIS SECTION, SUBPARAGRAPH a) SHALL APPLY.

____ ____ ____ ____ **a) WAIVER OF PROFESSIONAL INSPECTIONS:** Buyer acknowledges the right to conduct inspections of the Real Estate and hereby waives the right to conduct any such inspections of the Real Estate, and further agrees that the provisions of subparagraphs b) and c) of this Paragraph shall not apply.

____ ____ ____ ____ **b) RIGHT TO INSPECTION WITH REQUESTS:** Buyer may conduct at Buyer's expense (unless payment for such expense is otherwise required by governmental regulation) any or all of the following inspections of the Real Estate by one or more licensed or certified inspection services: home, radon, environmental, lead-based paint, lead-based paint hazards or wood-destroying insect infestation, or any other inspections desired by Buyer in the exercise of reasonable due diligence. Seller agrees to make all areas of the Real Estate accessible for inspection(s) upon reasonable notice and to have all utilities turned on during the time of such inspections. Buyer shall indemnify Seller and hold Seller harmless from and against any loss or damage caused by any acts of Buyer or any person performing any inspection on behalf of Buyer.

1) The request for repairs shall cover only the major components of the Real Estate, limited to central heating and cooling system(s), plumbing and well system, electrical system, roof, walls, windows, doors, ceilings, floors, appliances and structural and mechanical components. A major component shall be deemed to be in operating condition, and therefore not defective within the meaning of this paragraph, if it does not constitute a current threat to health or safety, and performs the function for which it is intended, regardless of age or if it is near or at the end of its useful life. Minor repairs, routine maintenance items and painting, decorating or other items of a cosmetic nature, no matter the cost to remedy same, do not constitute defects, are not a part of this contingency and shall not be a basis for the Buyer to cancel this Contract. **A request by Buyer for credits or repairs in violation of the terms of this subparagraph shall allow Seller to declare this Contract terminated and direct the return of Buyer's Earnest Money**. If radon mitigation is performed, Seller shall pay for any retest.

2) Buyer shall serve Notice of any major component defects disclosed by any inspection for which Buyer requests resolution by Seller within five (5) Business Days (ten (10) calendar days for a lead-based paint or lead-based paint hazard inspection) after Date of Acceptance. **Buyer SHALL NOT send any portion of the inspection report with the Notice provided under this subparagraph unless such inspection report, or any part thereof, is specifically requested in writing by Seller or Seller's attorney.** If after expiration of ten (10) Business Days after Date of Acceptance written agreement has not been reached by the Parties with respect to resolution of all inspection issues, either Party may terminate this Contract by serving Notice to the other Party, whereupon this Contract shall be immediately deemed terminated.

3) Notwithstanding anything to the contrary set forth above in this paragraph, in the event the inspection reveals that the condition of the Real Estate is unacceptable to Buyer and Buyer serves Notice to Seller within five (5) Business Days after Date of Acceptance, this Contract shall be null and void. **Buyer SHALL NOT send any portion of the inspection report with the Notice provided under this subparagraph unless such inspection report, or any part thereof, is specifically requested in writing by Seller or Seller's attorney.**

4) **Failure of Buyer to conduct said inspection(s) and notify Seller within the time specified operates as a waiver of Buyer's rights to terminate this Contract under this Paragraph 15 and this Contract shall remain [illegible] ect.**

[illegible] **GHT TO INSPECTION WITH NO REQUESTS:** Buyer may conduct at Buyer's expense such inspections as Buyer desires. In that event, Seller shall make the Real Estate available to Buyer's inspector at reasonable times. Buyer shall indemnify Seller and hold Seller harmless from and against any loss or damage caused by the acts of negligence of Buyer or any person performing any inspection. In the event the inspection reveals that the condition of the Real Estate is unacceptable to Buyer and Buyer so notifies Seller within five (5) Business Days after Date of Acceptance, this Contract shall be null and void. **Buyer SHALL NOT send any portion of the inspection report with the Notice provided under this subparagraph unless such inspection report, or any part thereof, is specifically requested in writing by Seller or Seller's attorney.** Failure of Buyer to notify Seller or to conduct said inspection operates as a waiver of Buyer's right to terminate this Contract under this paragraph and this Contract shall remain in full force and effect. A request by Buyer for credits or repairs in violation of the terms of this subparagraph shall allow Seller to declare this Contract terminated and direct the return of Buyer's Earnest Money.

16. ADDITIONAL INSPECTIONS NOT SUBJECT TO PARAGRAPH 14 AND 15: *[INITIAL ALL APPLICABLE SUBPARAGRAPHS]*

____ ____ ____ ____ **a) WOOD DESTROYING INSECT INSPECTION:** Within fifteen (15) Business Days after Date of Acceptance, Seller at Seller's expense shall deliver to Buyer a written report, dated not more than six (6) months prior to the Date of Closing, by a licensed inspector certified by the appropriate state regulatory authority in the subcategory of termites, stating that there is no visible evidence of active infestation by termites or other wood destroying insects. Unless otherwise agreed between the Parties, if the report discloses evidence of active infestation or structural damage, Buyer has the option within five (5) Business Days after receipt of the report to proceed with the purchase or to declare this Contract null and void.

____ ____ ____ ____ **b) WELL OR SANITARY SYSTEM INSPECTION:** Notwithstanding anything in the preceding paragraph, Seller shall obtain at Seller's expense a well water test stating that the well delivers not less than five (5) gallons of water per minute and including a bacteria and nitrate test and/or a septic report from the applicable County Health Department, a Licensed Environmental Health Practitioner, or a Licensed Private Sewage System Installation Contractor, each dated not more than ninety (90) days prior to Closing, stating that the well and water supply and the private sanitary system are in operating condition with no defects noted. Seller shall remedy any defect or deficiency disclosed by said report(s) prior to Closing, provided that if the cost of remedying a defect or deficiency and the cost of landscaping together exceed $5,000, and if the Parties cannot reach agreement regarding payment of such additional cost, this Contract may be terminated by either Party. Additional testing recommended by the report shall be obtained at the Seller's expense. If the report recommends additional testing after Closing, the Parties shall have the option of establishing an escrow with a mutual cost allocation for necessary repairs or replacements, or either Party may terminate this Contract prior to Closing. Seller shall deliver a copy of such evaluation(s) to Buyer not less than ten (10) Business Days prior to Closing.

17. CONDOMINIUM/COMMON INTEREST ASSOCIATIONS: *[IF APPLICABLE]* The Parties agree that the terms contained in this paragraph, which may be contrary to other terms of this Contract, shall supersede any conflicting terms, and shall apply to property subject to the Illinois Condominium Property Act and the Common Interest Community Association Act or other applicable state association law ("Governing Law").

a) Title when conveyed shall be good and merchantable, subject to terms and provisions of the Declaration of Condominium/Covenants, Conditions and Restrictions ("Declaration/CCRs") and all amendments; public and utility easements including any easements established by or implied from the Declaration/CCRs or amendments thereto; party wall rights and agreements; limitations and conditions imposed by the Governing Law; installments due after the date of Closing of general assessments established pursuant to the Declaration/CCRs.

b) Seller shall be responsible for payment of all regular assessments due and levied prior to Closing and for all special assessments confirmed prior to Date of Acceptance.

c) Seller shall notify Buyer of any proposed special assessment or increase in any regular assessment between Date of Acceptance and Closing. The Parties shall have three (3) Business Days after receipt of Notice to reach agreement relative to payment thereof. Absent such agreement either Party may declare the Contract null and void.

d) Seller shall, within ten (10) Business Days after Date of Acceptance, apply for those items of disclosure upon sale as described in the Governing Law, and provide same in a timely manner, but no later than the time period provided for by law. This Contract is subject to the condition that Seller be able to procure and provide to Buyer a release or waiver of any right of first refusal or other pre-emptive rights to purchase created by the Declaration/CCRs. In the event the Condominium Association requires the personal appearance of Buyer or additional documentation, Buyer agrees to comply with same.

e) In the event the documents and information provided by Seller to Buyer disclose that the existing improvements are in violation of existing rules, regulations or other restrictions or that the terms and conditions contained within the documents would unreasonably restrict Buyer's use of the Real Estate or would result in financial obligations unacceptable to Buyer in connection with owning the Real Estate, then Buyer may declare this Contract null and void by giving Notice to Seller within five (5) Business Days after the receipt of the documents and information required by this paragraph, listing those deficiencies which are unacceptable to Buyer. If Notice is not served within the time specified, Buyer shall be deemed to have waived this contingency, and this Contract shall remain in full force and effect.

f) Seller shall provide a certificate of insurance showing Buyer and Buyer's mortgagee, if any, as an insured.

18. THE DEED: Seller shall convey or cause to be conveyed to Buyer or Buyer's designated grantee good and merchantable title to the Real Estate by recordable Warranty Deed, with release of homestead rights, (or the appropriate deed if title is in trust or in an estate), and with real estate transfer stamps to be paid by Seller (unless otherwise designated by local ordinance). Title when conveyed will be good and merchantable, subject only to: covenants, conditions and restrictions of record and building lines and easements, if any, provided they do not interfere with the current use and enjoyment of the Real Estate; and general real estate taxes not due and payable at the time of Closing.

19. MUNICIPAL ORDINANCE, TRANSFER TAX, AND GOVERNMENTAL COMPLIANCE:

a) The Parties are cautioned that the Real Estate may be situated in a municipality that has adopted a pre-closing inspection or disclosure requirement, municipal Transfer Tax or other similar ordinances. Cost of transfer taxes, inspection fees, and any repairs required by an inspection pursuant to municipal ordinance shall be paid by the Party designated in such ordinance unless otherwise agreed to by the Parties.

b) The Parties agree to comply with the reporting requirements of the applicable sections of the Internal Revenue Code, the Foreign Investment in Real Property Tax Act (FIRPTA), and the Real Estate Settlement Procedures Act of 1974, as amended.

20. TITLE: At Seller's expense, Seller will deliver or cause to be delivered to Buyer or Buyer's attorney within customary time limitations and sufficiently in advance of Closing, as evidence of title in Seller or Grantor, a title commitment for an ALTA title insurance policy in the amount of the Purchase Price with extended coverage by a title company licensed to operate in the State of Illinois, issued on or subsequent to Date of Acceptance, subject only to items listed in Paragraph 18 and shall cause a title policy to be issued with an effective date as of Closing. The requirement to provide extended coverage shall not apply if the Real Estate is vacant land. The commitment for title insurance furnished by Seller will be presumptive evidence of good and merchantable title as therein shown, subject only to the exceptions therein stated. **If the title commitment discloses any unpermitted exceptions or if the Plat of Survey shows any encroachments or other survey matters that are not acceptable to Buyer, then Seller shall have said exceptions, survey matters or encroachments removed, or have the title insurer commit to either insure against loss or damage that may result from such exceptions or survey matters or insure against any court-ordered removal of the encroachments.** If Seller fails to have such exceptions waived or insured over prior to Closing, Buyer may elect to take title as it then is with the right to deduct from the Purchase Price prior encumbrances of a definite

or ascertainable amount. Seller shall furnish to Buyer at Closing an Affidavit of Title covering the date of Closing, and shall sign any other customary forms required for issuance of an ALTA Insurance Policy.

21. PLAT OF SURVEY: Not less than one (1) Business Day prior to Closing, except where the Real Estate is a condominium, Seller shall, at Seller's expense, furnish to Buyer or Buyer's attorney a Plat of Survey that conforms to the current Minimum Standard of Practice for boundary surveys, is dated not more than six (6) months prior to the date of Closing, and is prepared by a professional land surveyor licensed to practice land surveying under the laws of the State of Illinois. The Plat of Survey shall show visible evidence of improvements, rights of way, easements, use and measurements of all parcel lines. The land surveyor shall set monuments or witness corners at all accessible corners of the land. **All such corners shall also be visibly staked or flagged**. The Plat of Survey shall include the following statement placed near the professional land surveyor's seal and signature: "This professional service conforms to the current Illinois Minimum Standards for a boundary survey." A Mortgage Inspection, as defined, is not a boundary survey and is not acceptable.

22. DAMAGE TO REAL ESTATE OR CONDEMNATION PRIOR TO CLOSING: If prior to delivery of the deed the Real Estate shall be destroyed or materially damaged by fire or other casualty, or the Real Estate is taken by condemnation, then Buyer shall have the option of either terminating this Contract (and receiving a refund of Earnest Money) or accepting the Real Estate as damaged or destroyed, together with the proceeds of the condemnation award or any insurance payable as a result of the destruction or damage, which gross proceeds Seller agrees to assign to Buyer and deliver to Buyer at Closing. Seller shall not be obligated to repair or replace damaged improvements. The provisions of the Uniform Vendor and Purchaser Risk Act of the State of Illinois shall be applicable to this Contract, except as modified by this paragraph.

23. CONDITION OF REAL ESTATE AND INSPECTION: Seller agrees to leave the Real Estate in broom clean condition. All refuse and personal property that is not to be conveyed to Buyer shall be removed from the Real Estate at Seller's expense prior to delivery of Possession. Buyer shall have the right to inspect the Real Estate, fixtures and included Personal Property prior to Possession to verify that the Real Estate, improvements and included Personal Property are in substantially the same condition as of Date of Acceptance, normal wear and tear excepted.

24. SELLER REPRESENTATIONS REGARDING NOTIFICATIONS AND KNOWLEDGE: Seller's representations contained in this paragraph shall survive the Closing. Seller represents that with respect to the Real Estate, Seller is not aware of, nor has Seller received any written notification from any association or governmental entity regarding:

a) zoning, building, fire or health code violations that have not been corrected;
b) any pending rezoning;
c) boundary line disputes;
d) any pending condemnation or Eminent Domain proceeding;
e) easements or claims of easements not shown on the public records;
f) any hazardous waste on the Real Estate;
g) real estate tax exemption(s) to which Seller is not lawfully entitled;
h) any improvements to the Real Estate for which the required initial and final permits were not obtained;
i) any improvements to the Real Estate which are not included in full in the determination of the most recent tax assessment;
j) any improvements to the Real Estate which are eligible for the home improvement tax exemption;
k) any proposed, unconfirmed or pending special assessment affecting the Real Estate by any association; or
l) any special assessment by a governmental entity which has not been paid in full by Seller.

All Seller representations shall be deemed re-made as of Closing. If prior to Closing Seller becomes aware of matters that require modification of the representations previously made in this Paragraph 24, Seller shall promptly notify Buyer. If the matters specified in such Notice are not resolved prior to Closing, Buyer may terminate this Contract by Notice to Seller and this Contract shall be null and void.

25. BUSINESS DAYS/HOURS: Business Days are defined as Monday through Friday, excluding Federal holidays. Business Hours are defined as 8 a.m. to 6 p.m. Chicago time. In the event the Closing or Financing Contingency Date described in this Contract does not fall on a Business Day, such date shall be the next Business Day.

26. ELECTRONIC OR DIGITAL SIGNATURES: Facsimile or digital signatures shall be sufficient for purposes of executing, negotiating, finalizing, and amending this Contract, and delivery thereof by one of the following methods shall be deemed delivery of this Contract containing original signature(s). An acceptable facsimile signature may be produced by scanning an original, hand-signed document and transmitting same by electronic means. An acceptable digital signature may be produced by use of a qualified, established electronic security procedure mutually agreed upon by the Parties. Transmissions of a digitally signed copy hereof shall be by an established, mutually acceptable electronic method, such as creating a PDF ("Portable Document Format") document incorporating the digital signature and sending same by electronic mail.

27. DIRECTION TO ESCROWEE: In every instance where this Contract shall be deemed null and void or if this Contract may be terminated by either Party, the following shall be deemed incorporated: "and Earnest Money refunded upon the joint written direction by the Parties to Escrowee or upon an entry of an order by a court of competent jurisdiction."

In the event either Party has declared the Contract null and void or the transaction has failed to close as provided for in this Contract and if Escrowee has not received joint written direction by the Parties or such court order, the Escrowee may elect to proceed as follows:

a) If the Escrowee is a licensed Illinois real estate brokerage, Escrowee may give written Notice to the Parties as provided for in this Contract at least fourteen (14) days prior to the date of intended disbursement of Earnest Money indicating the manner in which Escrowee intends to disburse in the absence of any written objection. If no written objection is received by the date indicated in the Notice then Escrowee shall distribute the Earnest Money as indicated in the written Notice to the Parties. **If any Party objects in writing** to the intended disbursement of Earnest Money then Earnest Money shall be held until receipt of joint written direction from all Parties or until receipt of an order of a court of competent jurisdiction.

b) Escrowee may file a Suit for Interpleader and deposit any funds held into the Court for distribution after resolution of the dispute between Seller and Buyer by the Court. Escrowee may retain from the funds deposited with the Court the amount necessary to reimburse Escrowee for court costs and reasonable attorney's fees incurred due to the filing of the Interpleader. If the amount held in escrow is inadequate to reimburse Escrowee for the costs and attorney's fees, Buyer and Seller shall jointly and severally indemnify Escrowee for additional costs and fees incurred in filing the Interpleader action.

28. NOTICE: Except as provided in Paragraph 31 c) 2) regarding the manner of service for "kick-out" Notices, all Notices shall be in writing and shall be served by one Party or attorney to the other Party or attorney. Notice to any one of the multiple person Party shall be sufficient Notice to all. Notice shall be given in the following manner:

a) By personal delivery; or

b) By mailing to the addresses recited herein on Page 14 by regular mail and by certified mail, return receipt requested. Except as otherwise provided herein, Notice served by certified mail shall be effective on the date of mailing; or

c) By facsimile transmission. Notice shall be effective as of date and time of the transmission, provided that the Notice transmitted shall be sent on Business Days during Business Hours. In the event Notice is transmitted during non-business hours, the effective date and time of Notice is the first hour of the next Business Day after transmission; or

d) By e-mail transmission if an e-mail address has been furnished by the recipient Party or the recipient Party's attorney to the sending Party or is shown in this Contract. Notice shall be effective as of date and time of e-mail transmission, provided that, in the event e-mail Notice is transmitted during non-business hours, the effective date and time of Notice is the first hour of the next Business Day after transmission. An attorney or Party may opt out of future e-mail Notice by any form of Notice provided by this Contract; or

e) By commercial overnight delivery (e.g., FedEx). Such Notice shall be effective on the next Business Day following deposit with the overnight delivery company.

f) If a Party fails to provide contact information herein, as required, Notice may be served upon the Party's Designated Agent in any of the manners provided above.

g) The Party serving a Notice shall provide courtesy copies to the Parties' Designated Agents. Failure to provide such courtesy copies shall not render Notice invalid.

29. PERFORMANCE: Time is of the essence of this Contract. In any action arising out of or relating to this Contract, including but not limited to any claims or causes of action in law or in equity, the Parties are free to pursue any legal remedies available and the prevailing party in such-litigation shall be entitled to collect reasonable attorney fees and costs from the non-prevailing party, as ordered by a court of competent jurisdiction.

THE FOLLOWING NUMBERED PARAGRAPHS ARE A PART OF THIS CONTRACT ONLY IF INITIALED BY THE PARTIES.

[INITIALS] ____ ____ ____ ____ **30. CONFIRMATION OF DUAL AGENCY:** The Parties confirm that they have previously consented to ______________________________ *[LICENSEE]* acting as a Dual Agent in providing brokerage services on their behalf and specifically consent to Licensee acting as a Dual Agent with regard to the transaction referred to in this Contract.

____ ____ ____ ____ **31. SALE OF BUYER'S REAL ESTATE:**

a) REPRESENTATIONS ABOUT BUYER'S REAL ESTATE: Buyer represents to Seller as follows:

1) Buyer owns real estate (hereinafter referred to as "Buyer's Real Estate") with the address of:

____.

Address | City | State | Zip

2) Buyer *[CHECK ONE]* ❑ has ❑ has not entered into a contract to sell Buyer's Real Estate.
If Buyer has entered into a contract to sell Buyer's Real Estate, that contract:
- a) *[CHECK ONE]* ❑ is ❑ is not subject to a financing contingency.
- b) *[CHECK ONE]* ❑ is ❑ is not subject to a real estate sale contingency.
- c) *[CHECK ONE]* ❑ is ❑ is not subject to a real estate closing contingency.

3) Buyer *[CHECK ONE]* ❑ has ❑ has not publicly listed Buyer's Real Estate for sale with a licensed real estate brokerage and in a local multiple listing service.

4) If Buyer's Real Estate is not publicly listed for sale with a licensed real estate brokerage and in a local multiple listing service, Buyer *[CHECK ONE]*:
- a) ❑ Shall publicly list real estate for sale with a licensed real estate brokerage who will place it in a local multiple listing service within five (5) Business Days after Date of Acceptance.
  [FOR INFORMATION ONLY] Brokerage: ____
  Brokerage's Address: ______________________________ Phone: ________________
- b) ❑ Does not intend to list Buyer's Real Estate for sale with a licensed real estate brokerage.

b) CONTINGENCIES BASED UPON SALE AND/OR CLOSING OF REAL ESTATE:

1) This Contract is contingent upon Buyer having entered into a contract for the sale of Buyer's Real Estate that is in full force and effect as of ____________________, 20 ______. Such contract should provide for a closing date not later than the Closing Date set forth in this Contract. **If Notice is served on or before the date set forth in this subparagraph that Buyer has not procured a contract for the sale of Buyer's Real Estate, this Contract shall be null and void. If Notice that Buyer has not procured a contract for the sale of Buyer's Real Estate is not served on or before the close of business on the date set forth in this subparagraph, Buyer shall be deemed to have waived all contingencies contained in this Paragraph 31, and this Contract shall remain in full force and effect.** (If this paragraph is used, then the following paragraph **must** be completed.)

2) In the event Buyer has entered into a contract for the sale of Buyer's Real Estate as set forth in Paragraph 31 b) 1) and that contract is in full force and effect, or has entered into a contract for the sale of Buyer's Real Estate prior to the execution of this Contract, this Contract is contingent upon Buyer closing the sale of Buyer's Real

Estate on or before ____________________, 20 ______. **If Notice that Buyer has not closed the sale of Buyer's Real Estate is served before the close of business on the next Business Day after the date set forth in the preceding sentence, this Contract shall be null and void. If Notice is not served as described in the preceding sentence, Buyer shall have deemed to have waived all contingencies contained in this Paragraph 31, and this Contract shall remain in full force and effect.**

3) If the contract for the sale of Buyer's Real Estate is terminated for any reason after the date set forth in Paragraph 31 b) 1) (or after the date of this Contract if no date is set forth in Paragraph 31 b) 1)), Buyer shall, within three (3) Business Days after such termination, notify Seller of said termination. **Unless Buyer, as part of said Notice, waives all contingencies in Paragraph 31 and complies with Paragraph 31 d), this Contract shall be null and void as of the date of Notice. If Notice as required by this subparagraph is not served within the time specified, Buyer shall be in default under the terms of this Contract.**

c) SELLER'S RIGHT TO CONTINUE TO OFFER REAL ESTATE FOR SALE: During the time of this contingency, Seller has the right to continue to show the Real Estate and offer it for sale subject to the following:

1) If Seller accepts another bona fide offer to purchase the Real Estate while contingencies expressed in Paragraph 31 b) are in effect, Seller shall notify Buyer in writing of same. Buyer shall then have _________ hours after Seller gives such Notice to waive the contingencies set forth in Paragraph 31 b), subject to Paragraph 31 d).

2) Seller's Notice to Buyer (commonly referred to as a "kick-out" Notice) shall be in writing and shall be served on Buyer, not Buyer's attorney or Buyer's Real Estate Agent. Courtesy copies of such "kick-out" Notice should be sent to Buyer's attorney and Buyer's Real Estate Agent, if known. Failure to provide such courtesy copies shall not render Notice invalid. Notice to any one of a multiple-person Buyer shall be sufficient Notice to all Buyers. Notice for the purpose of this subparagraph only shall be served upon Buyer in the following manner:

   a) By personal delivery effective at the time and date of personal delivery; or
   b) By mailing to the address recited herein for Buyer by regular mail and by certified mail. Notice shall be effective at 10 a.m. on the morning of the second day following deposit of Notice in the U.S. Mail; or
   c) By commercial delivery overnight (e.g., FedEx). Notice shall be effective upon delivery or at 4 p.m. Chicago time on the next delivery day following deposit with the overnight delivery company, whichever first occurs.

3) If Buyer complies with the provisions of Paragraph 31 d) then this Contract shall remain in full force and effect.

4) If the contingencies set forth in Paragraph 31 b) are NOT waived in writing within said time period by Buyer, this Contract shall be null and void.

5) Except as provided in Paragraph 31 c) 2) above, all Notices shall be made in the manner provided by Paragraph 28 of this Contract.

6) Buyer waives any ethical objection to the delivery of Notice under this paragraph by Seller's attorney or representative.

d) WAIVER OF PARAGRAPH 31 CONTINGENCIES: Buyer shall be deemed to have waived the contingencies in Paragraph 31 b) when Buyer has delivered written waiver and deposited with the Escrowee additional earnest money in the amount of $ ____________________ in the form of a cashier's or certified check within the time specified. **If Buyer fails to deposit the additional earnest money within the time specified, the waiver shall be deemed ineffective and this Contract shall be null and void.**

e) BUYER COOPERATION REQUIRED: Buyer authorizes Seller or Seller's agent to verify representations contained in Paragraph 31 at any time, and Buyer agrees to cooperate in providing relevant information.

____ ____ ____ ____ **32. CANCELLATION OF PRIOR REAL ESTATE CONTRACT:** *[INITIAL APPLICABLE SUBPARAGRAPHS]*

____ ____ ____ ____ a) In the event Seller has entered into a prior real estate contract that is contingent upon the sale or closing of the sale of purchaser's real estate, this Contract shall be subject to written cancellation of the prior contract on or before ____________________, 20 ______. Seller's notice to the purchaser under the prior contract should not be served until after Attorney Review and Professional Inspections provisions of this Contract have expired, been satisfied or waived.

____ ____ ____ ____ b) In the event Seller has entered into a prior real estate contract that is NOT contingent upon the sale or closing of the sale of purchaser's real estate, this Contract shall be subject to written cancellation of the prior contract on or before ____________________, 20 ______. Except for requirement of the deposit of Earnest Money, the number of Business Days available for the performance of any obligation under this Contract shall not be measured from the Date of Acceptance of this Contract but shall be measured from the date that Seller delivers Notice to Buyer that the prior real estate contract has been cancelled.

____ ____ ____ ____ c) In the event Buyer has entered into a prior contract for the purchase of other real estate ("Buyer's Prior Contract"), this Contract shall be contingent upon the Notice by Buyer to Seller on or before ____________________, 20 ______ that Buyer's Prior Contract has been terminated.

In the event any prior real estate contract referred to in this paragraph is not cancelled on or before the date specified in the applicable subparagraph above, this Contract shall be null and void.

____ ____ ____ ____ **33. HOME WARRANTY POLICY:** Seller shall provide at no expense to Buyer a Home Warranty Policy at a cost of $ ____________________. Evidence of a fully pre-paid policy shall be delivered at Closing.

____ ____ ____ ____ **34. ALTERNATIVE ENERGY:** There are: ❑ Solar Panels ❑ Other: ____ which are *[CHECK ONE]*:

❑ Owned by Seller with no further financial obligations;

❑ Owned, but subject to a financing agreement with remaining payment(s) of $ ____________________ which shall be:

❑ Paid in full by Seller not later than Closing, or ❑ Assumed by Buyer;

❑ Rented with a monthly payment of $ ____________________.

Seller shall provide to Buyer not later than three (3) Business Days after Date of Acceptance, copies of all documentation regarding solar panels or other sources of energy to the premises including purchase agreements, financing agreements or rental agreements and electricity supply agreements. Buyer may declare this Contract null and void by giving Notice to Seller not later than three (3) Business Days after the receipt of the documents and information required by this paragraph. If the documents are inconsistent with the representations in this paragraph or the agreements cannot be terminated or assigned as of the Closing Date, the Buyer may cancel at any time.

____ ____ ____ ____ **35. POSSESSION AFTER CLOSING:** Possession shall be delivered no later than 11:59 p.m. on the date that is *[CHECK ONE]* ❑ ____ days after the date of Closing or ❑ ____________________, 20 ________ ("the Possession Date"). Seller shall be responsible for all utilities, contents and liability insurance, and home maintenance expenses until delivery of possession. Seller shall deposit in escrow at Closing with an escrowee as agreed, the sum of $ ____________________ (if left blank, two percent (2%) of the Purchase Price) and disbursed as follows:

a) The sum of $ ____________________ per day to Buyer for use and occupancy from and including the day after Closing to and including the day of delivery of Possession if on or before the Possession Date;

b) The amount per day equal to three (3) times the daily amount set forth herein shall be paid to Buyer for each day after the Possession Date specified in this paragraph that Seller remains in possession of the Real Estate; and

c) The balance, if any, to Seller after delivery of Possession and provided that the terms of Paragraph 23 have been satisfied. Seller's liability under this paragraph shall not be limited to the amount of the possession escrow deposit referred to above. Nothing herein shall be deemed to create a Landlord/Tenant relationship between the Parties.

____ ____ ____ ____ **36. SPECIFIED PARTY APPROVAL:** This Contract is contingent upon the approval of the Real Estate by ____________________ Buyer's Specified Party, within five (5) Business Days after Date of Acceptance. In the event Buyer's Specified Party does not approve of the Real Estate and Notice is given to Seller within the time specified, this Contract shall be null and void. If Notice is not served within the time specified, this provision shall be deemed waived by the Parties and this Contract shall remain in full force and effect.

____ ____ ____ ____ **37. CONTRACT ADDENDUMS:** The following addendums have been approved to be attached to the Multi-Board Residential Real Estate Contract 8.0 and, if checked, are hereby incorporated into this Contract:

❑ Appraisal Addendum
❑ Reverse Contingency Addendum
❑ Multi-Unit (4 Units or fewer)
❑ Short Sale Addendum

[IDENTIFY BY TITLE]: ______________________________

____

____ ____ ____ ____ **38. MISCELLANEOUS PROVISIONS:** Buyer's and Seller's obligations are contingent upon the Parties entering into a separate written agreement consistent with the terms and conditions set forth herein, and with such additional terms as either Party may deem necessary, providing for one or more of the following: ***[CHECK APPLICABLE BOXES]***

❑ Articles of Agreement for Deed or Purchase Money Mortgage
❑ Assumption of Seller's Mortgage
❑ Cooperative Apartment
❑ Tax-Deferred Exchange
❑ Interest Bearing Account
❑ Commercial / Investment
❑ New Construction
❑ Vacant Land
❑ Lease Purchase

Other: Buyer to assume the existing lease.

____

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

THE PARTIES ACKNOWLEDGE THAT THIS CONTRACT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS AND IS SUBJECT TO THE COVENANT OF GOOD FAITH AND FAIR DEALING IMPLIED IN ALL ILLINOIS CONTRACTS.

THIS DOCUMENT WILL BECOME A LEGALLY BINDING CONTRACT WHEN SIGNED BY ALL PARTIES AND DELIVERED TO THE PARTIES OR THEIR AGENTS.

THE PARTIES REPRESENT THAT THE TEXT OF THIS COPYRIGHTED FORM HAS NOT BEEN ALTERED AND IS IDENTICAL TO THE OFFICIAL MULTI-BOARD RESIDENTIAL REAL ESTATE CONTRACT 8.0.

05/12/2026 Date of Offer	
Lynn Yang. Member (dotloop verified 05/12/26 4:59 PM PDT E6X8-JAUT-F5ZV-ES2N) Buyer Signature	*Erik Anderson* (dotloop verified 05/13/26 11:13 AM CDT D7NN-XF1Q-7Y98-VSJI)
Buyer Signature	*Monica Anderson* (dotloop verified 05/13/26 1:23 PM CDT RN4B-OHZ4-KLWT-7ZWL) Seller Signature
Print Buyer(s) Name(s) *[REQUIRED]*	Print Seller(s) Name(s) *[REQUIRED]*
Address *[REQUIRED]*	Erik Anderson and Monica Anderson Address *[REQUIRED]*
City, State, Zip *[REQUIRED]*	18920 Alta Vista Drive, Brookfield, WI 53045 City, State, Zip *[REQUIRED]*
650-880-7510 ly@ark7.com Phone E-mail	312-719-2440 erik4077@yahoo.com Phone E-mail

FOR INFORMATION ONLY

N/A Buyer's Brokerage MLS # State License #	N/A Seller's Brokerage MLS # State License #
Address City Zip	Address City Zip
Buyer's Designated Agent MLS # State License #	Seller's Designated Agent MLS # State License #
Phone Fax	Phone Fax
E-mail	E-mail
Buyer's Attorney E-mail	Marc Beermann marc@wbblawfirm.com Seller's Attorney E-mail
Address City State Zip	728 Florsheim Drive, Libertyville, IL 60048 Address City State Zip
Phone Fax	847-680-7070 847-816-6122 Phone Fax
Mortgage Company Phone	Homeowner's/Condo Association *[IF ANY]* Phone
Loan Officer Phone/Fax	Management Co./Other Contact Phone
Loan Officer E-mail	Management Co./Other Contact E-mail

Illinois Real Estate License Law requires all offers be presented in a timely manner; Buyer requests verification that this offer was presented.
Seller Rejection: This offer was presented to Seller on ______________, 20 ______ at ______ : ______ a.m. / p.m.
and rejected on ____________________, 20 ______ at ______ : ______ a.m. / p.m. ____ ____ *[SELLER INITIALS]*